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                                                                   Exhibit 10.1


              Description of ProAssurance Corporation's Executive
                       Supplemental Life Insurance Plan

         During the second quarter, The Medical Assurance Company, Inc. ("Medical Assurance") and ProNational Company ("ProNational") purchased business owned life insurance from several life insurance companies for a lump sum premium of $50 Million (the "BOLI Contracts"). The BOLI Contracts were purchased in connection with the implementation of a Executive Supplemental
Life Insurance Plan (the "Executive Insurance Plan") for the benefit of certain designated management level employees of ProAssurance Corporation and its subsidiaries (collectively the "Company"), including without limitation, all of the executive officers of ProAssurance Corporation.

         The Executive Insurance Plan provides each participant a death benefit of $50,000 payable to the participant's designated beneficiary on his or her death. To be eligible to participate in the Executive Insurance Plan, an employee of the Company must be selected by the administrator of the plan. A selected employee must then execute (i) a written election to participate, which includes the employee's consent to the purchase of employer owned life insurance on the life of the employee, and (ii) a written designation of the participant's beneficiary under the Executive Insurance Plan. The death benefit is payable to a participant's beneficiary so long as the Executive Insurance Plan remains in effect whether or not participant remains in the employ of the Company. The Company may terminate the Executive Insurance Plan at any time in which event there is no further obligation to pay death benefits under the plan.

         The BOLI Contracts were purchased by Medical Assurance and ProNational as employers of substantially all of the employees of the Company, and they will be entitled to receive death benefits payable on the BOLI Contracts on the death of participants under the Executive Insurance Plan. They will use the benefits paid under the BOLI Contracts to pay the death benefits to the participants' beneficiaries as required under the Executive Insurance Plan. The death benefits payable to participants under the Executive Insurance Plan represent approximately one percent of the total estimated death benefits under the BOLI Contracts, although such percentage may vary as to individual participants because the total death benefits under the BOLI Contract are based on a multiple of each participant's salary. ProAssurance Corporation as the parent of Medical Assurance and ProNational acted as the plan administrator and selected the initial participants in the Executive Insurance Plan. ProAssurance Corporation intends to incorporate the Executive Insurance Plan in a master welfare benefit plan for employees of the Company to be administered by its subsidiary, ProAssurance Group Service Corporation.